Exhibit 5.1

e-mail: adfagundo@applebyglobal.com direct dial: Tel +441 298 3549 Fax +441 298 3461
Genpact Limited Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	client ref: appleby ref: ADF/cb/132386.11 13 December 2012

Dear Sirs

Genpact Limited (the “Company”)

We have acted as Bermuda counsel to the Company, and this opinion as to Bermuda law is addressed to you, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form S-3 (No. 333-165481) (the “Registration Statement”) and the prospectus dated March 15, 2010, as supplemented by the prospectus supplement dated 11 December 2012 (the “Prospectus Supplement”) with respect to, inter alia, the offer and sale by selling shareholders identified in the Prospectus Supplement (the “Selling Shareholders”) of Common Shares in such amounts as set out therein (the “Selling Shareholder Shares”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

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13 December 2012

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents;

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

(g)	that the records that were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution, delivery or filing of the Registration Statement or the Prospectus Supplement which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement or the Prospectus Supplement, is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(i)

that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout and that there is no

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13 December 2012

matter affecting the authority of the Directors to effect entry by the Company into the Registration Statement and the Prospectus Supplement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

(j)	that the Company has entered into its obligations under the Registration Statement, and the Prospectus Supplement, in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Registration Statement, and the Prospectus Supplement, would benefit the Company.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda.

(2)	Based on the Share Register, the entire issued share capital of the Company are duly authorized, validly issued, fully paid and non-assessable common shares of par value US$0.01 each of the Company.

(2)	The Company has received an assurance from the Ministry of Finance granting an exemption, until 31 March 2035, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the offer and sale of the Selling Shareholder Shares pursuant to the Registration Statement.

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13 December 2012

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	In order to issue these opinions we have carried out the Company Search as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(c)	In order to issue these opinions we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(d)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder the shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he becomes a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise pay money to, the Company.

(e)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

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(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

Disclosure

We consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about 13 December 2012, which Form 8-K will be incorporated by reference into the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus Supplement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda and accordingly we do not admit to being an expert within the meaning of the Securities Act.

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13 December 2012

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

Genpact Limited

13 December 2012

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 13 December 2012 at 9:10 am (Bermuda time) (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 13 December 2012 at 9:20 am (Bermuda time) (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted 13 July 2007 for the Company (collectively referred to as the “Constitutional Documents”).

4.	Copy of the Minutes of the Meeting of the Board of Directors of the Company held on 9 December 2012 and 15 March 2010 (the “Resolutions”).

5.	A PDF copy of the share register of the Company dated 13 December 2012 (the “Share Register”).

6.	A certified copy of the “Foreign Exchange Letter”, dated 29 March 2007, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

7.	A certified copy of the “Tax Assurance”, dated 28 February 2012, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

8.	A copy of the notice to the public dated 1 June 2005, as issued by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973.

9.	A PDF copy of the filed Registration Statement.

10.	A PDF copy of the filed Prospectus Supplement.